Exhibit 6.4

THIS TENTH AMENDED, RESTATED AND CONSOLIDATED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS TENTH AMENDED, RESTATED AND CONSOLIDATED CONVERTIBLE PROMISSORY NOTE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OF THIS TENTH AMENDED, RESTATED AND CONSOLIDATED CONVERTIBLE PROMISSORY NOTE UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR UPON SATISFACTION BY THE BORROWER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER.

TENTH AMENDED, RESTATED AND CONSOLIDATED CONVERTIBLE PROMISSORY NOTE

$57,385,200.00	July 1st, 2020

Principal Amount

This TENTH AMENDED, RESTATED AND CONSOLIDATED PROMISSORY NOTE (this “Note”), is entered into by DIMICRON, INC., a Utah corporation, f/k/a DIAMICRON, INC., a Utah corporation (“Borrower”), in favor of DIAMICRON LENDERS, LLC, a Utah limited liability company (together with its successors and/or assigns “Lender”).

RECITALS

WHEREAS, Borrower previously executed that certain Convertible Promissory Note, dated October 27, 2008 in favor of Bill J. Pope (“Previous Lender”) in the original principal amount of $1,000,000 (the “Original Note”).

WHEREAS, the Original Note is secured by that certain Security Agreement, dated October 27, 2008 executed by Borrower and Previous Lender (the “Original Security Agreement”).

WHEREAS, in March, 2009, Lender made an additional advance to Borrower in the amount of $4,000,000 (the “First Additional Advance”), and in lieu of creating additional notes, Previous Lender agreed to contribute the Original Note and the Original Security Agreement, plus all interest accrued thereon, to Lender in exchange for a certain ownership interest in Lender, and thereafter Lender made the First Additional Advance.

WHEREAS, in connection with the First Additional Advance (a) the Original Note was amended and restated by that certain Amended, Restated and Consolidated Promissory Note, executed by Borrower in favor Lender (the “First Amended and Restated Note”), which First Amended and Restated Note amended and restated the Original Note in its entirety, and (b) the Original Security Agreement was amended and restated by that certain Amended, Restated and Consolidated Security Agreement between Lender and Borrower (the “First Amended and Restated Security Agreement”), which First Amended and

Restated Security Agreement amended and restated the Original Security Agreement in its entirety.

WHEREAS, in January, 2011, Lender agreed to make an additional advance to Borrower in the amount of up to $2,000,000 (the “Second Additional Advance”); of which Second Additional Advance, Lender has made advances to Borrower in the aggregate amount of $1,990,000.

WHEREAS, in connection with the Second Additional Advance (a) the First Amended and Restated Note was amended and restated by that certain Second Amended, Restated and Consolidated Promissory Note, executed by Borrower in favor Lender (the “Second Amended and Restated Note”), which Second Amended and Restated Note amended and restated the First Amended and Restated Note in its entirety, and (b) the First Amended and Restated Security Agreement was amended and restated by that certain Second Amended, Restated and Consolidated Security Agreement between Lender and Borrower (the “Second Amended and Restated Security Agreement”), which Second Amended and Restated Security Agreement amended and restated the First Amended and Restated Security Agreement in its entirety.

WHEREAS, in January, 2012, Lender agreed to make an additional advance to Borrower in the amount of up to $2,000,000 (the “Third Additional Advance”); of which Third Additional Advance, Lender made advances to Borrower in the aggregate amount of $2,000,000.

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WHEREAS, in connection with the Third Additional Advance (a) the Second Amended and Restated Note was amended and restated by that certain Third Amended, Restated and Consolidated Promissory Note, executed by Borrower in favor Lender (the “Third Amended and Restated Note”), which Third Amended and Restated Note amended and restated the Second Amended and Restated Note in its entirety, and (b) the Second Amended and Restated Security Agreement was amended and restated by that certain Third Amended, Restated and Consolidated Security Agreement between Lender and Borrower (the “Third Amended and Restated Security Agreement”), which Third Amended and Restated Security Agreement amended and restated the Second Amended and Restated Security Agreement in its entirety.

WHEREAS, in May 2012, Lender agreed to make additional advances to Borrower in an amount up to $2,000,000 (the “Fourth Additional Advance”); of which Fourth Additional Advance, Lender made advances to Borrower in the aggregate amount of $2,000,000.

WHEREAS, in connection with the Fourth Additional Advance the Third Amended and Restated Note was amended and restated by that certain Fourth Amended, Restated and Consolidated Promissory Note, executed by Borrower in favor Lender (the “Fourth Amended and Restated Note”), which Fourth Amended and Restated Note amended and restated the Third Amended and Restated Note in its entirety.

WHEREAS, in April, 2013, Lender agreed to make additional advances to Borrower in an amount up to $1,000,000 (the “Fifth Additional Advance”); of which Fifth Additional Advance, Lender made advances to Borrower in the aggregate amount of $1,000,000.

WHEREAS, in connection with the Fifth Additional Advance the Fourth Amended and Restated Note was amended and restated by that certain Fifth Amended, Restated and Consolidated Promissory Note, executed by Borrower in favor Lender (the “Fifth Amended and Restated Note”), which Fifth Amended and Restated Note amended and restated the Fourth Amended and Restated Note in its entirety.

WHEREAS in June, 2013, Lender agreed to make additional advances to Borrower in an amount up to $2,000,000 (the “Sixth Additional Advance”); of which Sixth Additional Advance, Lender made advances to Borrower in the aggregate amount of $2,000,000.

WHEREAS, in connection with the Sixth Additional Advance the Fifth Amended and Restated Note was amended and restated by that certain Sixth Amended, Restated and Consolidated Promissory Note, executed by Borrower in favor Lender (the “Sixth Amended and Restated Note”), which Sixth Amended and Restated Note amended and restated the Fifth Amended and Restated Note in its entirety.

WHEREAS beginning in May 2014, Lender agreed to make additional advances to Borrower in an amount up to $10,000,000 (the “Seventh Additional Advance”); of which Seventh Additional Advance, Lender made advances to Borrower in the aggregate amount of $9,659,900.

WHEREAS, in connection with the Seventh Additional Advance (a) the Sixth Amended and Restated Note was amended and restated by that certain Seventh Amended, Restated and Consolidated Promissory Note, executed by Borrower in favor Lender (the “Seventh Amended and Restated Note”), which Seventh Amended and Restated Note amended and restated the Sixth Amended and Restated Note in its entirety, and (b) the Third Amended and Restated Security Agreement was amended and restated by that certain Fourth Amended, Restated and Consolidated Security Agreement between Lender and Borrower (the “Fourth Amended and Restated Security Agreement”), which Fourth Amended and Restated Security Agreement amended and restated the Third Amended and Restated Security Agreement in its entirety.

WHEREAS, beginning in April 2016, affiliates of Lender made a series of advances to Borrower, and such affiliates, Borrower and Lender agreed that the advances made through May 1, 2017 would be consolidated with such additional advances as would cause the total amount advanced to be $13,700,000 (the “Eighth Additional Advance”), of which Eighth Additional Advance, such parties made advances to Borrower in the aggregate amount of $10,012,300.

WHEREAS, in connection with the Eighth Additional Advance (a) the Seventh Amended and Restated Note was amended and restated by that certain Eighth Amended, Restated and Consolidated Promissory Note, executed by Borrower in favor Lender (the “Eighth Amended and Restated Note”), which Eighth Amended and Restated Note amended and restated the Seventh Amended and Restated Note in its entirety, and (b) the Fourth Amended and Restated Security Agreement was amended and restated by that certain Fifth Amended, Restated and Consolidated Security Agreement between Lender and Borrower (the “Fifth Amended and Restated Security Agreement”), which Fifth Amended and Restated Security Agreement amended and restated the Fourth Amended and Restated Security Agreement in its entirety.

WHEREAS beginning in November 2018, Lender agreed to make additional advances to Borrower in an amount up to $4,000,000 (the “Ninth Additional Advance”); of which Ninth Additional Advance, Lender made advances to Borrower in the aggregate amount of $3,723,000.

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WHEREAS, in connection with the Ninth Additional Advance (a) the Eighth Amended and Restated Note was amended and restated by that certain Ninth Amended, Restated and Consolidated Promissory Note, executed by Borrower in favor Lender (the “Ninth Amended and Restated Note”), which Ninth Amended and Restated Note amended and restated the Eighth Amended and Restated Note in its entirety, and (b) the Fifth Amended and Restated Security Agreement was amended and restated by that certain Sixth Amended, Restated and Consolidated Security Agreement between Lender and Borrower (the “Sixth Amended and Restated Security Agreement”), which Sixth Amended and Restated Security Agreement amended and restated the Fifth Amended and Restated Security Agreement in its entirety.

WHEREAS, Borrower has requested that Lender make additional advances to Borrower in an amount up to $20,000,000 (the “Tenth Additional Advance”) and Lender has agreed to make the Tenth Additional Advance on the terms and conditions set forth herein.

WHEREAS, as a condition of the consolidation of such advances into this Note, Lender requires that the Tenth Additional Advance, together with all other amounts owing under this Note, shall be secured by the continuing security interest granted pursuant to the Security Instrument (defined below).

WHEREAS, Borrower and Lender desire to amend and restate the Ninth Amended and Restated Note and consolidate the Ninth Amended and Restated Note with the Tenth Additional Advance.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Eighth Amended and Restated Note is hereby amended, restated and consolidated in its entirety as follows:

FOR VALUE RECEIVED, Borrower promises to pay to Lender, at maturity, the principal sum of FIFTY-SEVEN MILLION THREE HUNDRED EIGHTY-FIVE THOUSAND TWO HUNDRED and NO/100 DOLLARS ($57,385,200), or such other amount as may be advanced pursuant hereto, together with interest thereon as set forth below, at 1260 South 1600 West, Orem, Utah 84058 or such other place as Lender may designate in writing.

1.	Loan Advances.

(a)                This Note is executed and delivered by Borrower in connection with a loan made, or to be made, by Lender to Borrower pursuant to the terms and conditions of this Note.

(b)                Lender previously advanced to Borrower, and Borrower hereby acknowledges receipt of, the amount of $5,000,000 (the “Class A Loan Amount”). No portion of the principal amount of the Class A Loan Amount has been repaid. Lender has no obligation to make any additional advances as a Class A Loan Amount to Borrower.

(c)                Lender previously advanced to Borrower, and Borrower hereby acknowledges receipt of, the amount of $1,990,000 (the “Class B Loan Amount”). No portion of the principal amount of the Class B Loan Amount has been repaid. Lender has no obligation to make any additional advances as a Class B Loan Amount to Borrower.

(d)                Lender previously advanced to Borrower, and Borrower hereby acknowledges receipt of, the amount of $7,000,000 (the “Class C Loan Amount”). No portion of the principal amount of the Class C Loan Amount has been repaid. Lender has no obligation to make any additional advances as a Class C Loan Amount to Borrower.

(e)                 Lender previously advanced to Borrower, and Borrower hereby acknowledges receipt of, the amount of $9,659,900 (the “Class D Loan Amount”). No portion of the principal amount of the Class D Loan Amount has been repaid. Lender has no obligation to make any additional advances as a Class D Loan Amount to Borrower.

(f)                 Lender previously advanced to Borrower, and Borrower hereby acknowledges receipt of, the amount of $10,012,300 (the “Class E Loan Amount”). No portion of the principal amount of the Class E Loan Amount has been repaid. Lender has no obligation to make any additional advances as a Class E Loan Amount to Borrower

(g)                Lender previously advanced to Borrower, and Borrower hereby acknowledges receipt of, the amount of $3,723,000 (the “Class F Loan Amount”). No portion of the principal amount of the Class F Loan Amount has been repaid. Lender has no obligation to make any additional advances as a Class F Loan Amount to Borrower.

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(h)                Until the earlier to occur of (x) the Class G Maturity Date (as defined below), or (y) the date Lender gives written notice to Borrower that Lender is electing to terminate making any additional Advances (defined below) pursuant to this Section 1(f), Lender may (but shall not be required to) lend to Borrower an aggregate amount up to, but not to exceed, $20,000,000 (the “Class G Loan Amount” and together with the Class A Loan Amount, the Class B Loan Amount, the Class C Loan Amount, the Class D Loan Amount, the Class E Loan Amount and the Class F Loan Amount (the “Loan Amount”). Lender may make advances of the Class G Loan Amount (each an “Advance” and together the “Advances”) after the date hereof to Borrower upon satisfaction of the following terms and conditions:

(i)                No Event of Default has occurred and is continuing, and no event, which with the giving of notice or passage of time or both could constitute an Event of Default, has occurred or is continuing;

(ii)               Borrower has delivered to Lender, at least ten (10) business days prior to the requested date of the Advance, a written request specifying the amount of the Advance requested by Borrower, along with a certificate executed by the chief executive officer, president, chief financial officer, treasurer, vice president, controller or chief accounting officer of Borrower, certifying that each of the conditions precedent required for such Advance have been satisfied;

(iii)              The total amount of all Advances of the Class G Loan Amount, shall not exceed $20,000,000 and

(iv)              The proceeds of such Advance shall be used solely for Borrower’s operating purposes (including, without limitation, payment of interest accruing on the Loan Amount) and shall not be used for any other purposes whatsoever, including, without limitation, making any distributions, redemptions of stock or any other payments to the shareholders of Borrower in their capacities as shareholders.

(i)                 This Note is not a revolving line of credit. Any portion of the Loan Amount which has been borrowed and repaid may not be re-borrowed.

(j)                 This Note, and all amounts and obligations owing hereunder, is secured by that certain Seventh Amended, Restated and Consolidated Security Agreement, dated as of the date hereof, executed by Borrower and Lender (the “Security Instrument”).

2.	Interest Rate. From the date hereof and thereafter until repayment of this Note in full, interest (computed on the basis of a year of 365 days) shall accrue on the outstanding Loan Amount from time to time as follows:

(a)                 Interest shall accrue on the Class A Loan Amount at a fixed rate of eight percent (8.0%) per annum (the “Class A Interest Rate”).

(b)                Interest shall accrue on the Class B Loan Amount at a fixed rate of nine percent (9.0%) per annum (the “Class B Interest Rate”).

(c)                 Interest shall accrue on the Class C Loan Amount at a fixed rate of ten percent (10.0%) per annum (the “Class C Interest Rate”).

(d)                Interest on all Advances of the Class D Loan Amount shall accrue as follows:

(i)                 Interest shall accrue on all Advances of the Class D Loan Amount made prior to February 24, 2016 from the date of such Advance under February 24, 2016 at a fixed rate of eight percent (8.0%) per annum (the “Class D 8% Interest Rate”).

(ii)               Interest shall accrue on all Advances of the Class D Loan Amount from and after February 24, 2016 at a fixed rate of ten percent (10.0%) per annum, (the “Class D 10% Interest Rate”, and together with the Class D 8% Interest Rate, the “Class D Interest Rate”).

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as follows:

(e)                 Interest on all Advances of the Class E Loan Amount shall accrue

(i) Interest shall accrue on all Advances of the Class E Loan Amount from the date of such Advance until May 1, 2017 at a fixed rate of eight percent (8.0%) per annum (the “Class E 8% Interest Rate”).

(ii)               Interest shall accrue on all Advances of the Class E Loan Amount from and after May 1, 2017 at a fixed rate of seven percent (7.0%) per annum, (the “Class E 7% Interest Rate”, and together with the Class E 8% Interest Rate, the “Class E Interest Rate”).

(f)                 Interest shall accrue on the Class F Loan Amount at a fixed rate of eight percent (8.0%) per annum (the “Class F Interest Rate”)

(g)               Interest shall accrue on all Advances of the Class G Loan Amount at a fixed rate of eight percent (8.0%) per annum (the “Class G Interest Rate” and together with the Class A Interest Rate, the Class B Interest Rate, the Class C Interest Rate, the Class D Interest Rate, the Class E Interest Rate and the Class F Interest Rate, the “Interest Rate”).

(h)               If an Event of Default exists under this Note or the Security Instrument, the applicable Interest Rate shall, so long as such Event of Default exists, automatically be increased by five percent (5.0%) per annum (the “Default Interest Rate”).

3.	Payment Provisions.

(a)	Payments of Interest.

(i)                Acknowledging that accrued interest on the Class A Loan Amount was paid through June 2017 (the “Payment Date”), so long as no Event of Default exists, Borrower shall not be required to make payments of interest which has accrued on the Class A Loan Amount subsequent to the Payment Date prior to the Class A Maturity Date. If any Event of Default exists, Borrower shall pay to Lender all interest which has accrued on the Class A Loan Amount at the applicable Interest Rate or Default Interest Rate, as applicable, on demand, as such demand may be given from time to time.

(ii)               So long as no Event of Default exists, Borrower shall not be required to make payments on the Class B Loan Amount prior to the Class B Maturity Date. If any Event of Default exists, Borrower shall pay to Lender all interest which has accrued on the Class B Loan Amount at the applicable Interest Rate or Default Interest Rate, as applicable, on demand, as such demand may be given from time to time.

(iii)              So long as no Event of Default exists, Borrower shall not be required to make payments on the Class C Loan Amount prior to the Class C Maturity Date. If any Event of Default exists, Borrower shall pay to Lender all interest which has accrued on the Class C Loan Amount at the applicable Interest Rate or Default Interest Rate, as applicable, on demand, as such demand may be given from time to time.

(iv)              So long as no Event of Default exists, Borrower shall not be required to make payments on the Class D Loan Amount prior to the Class D Maturity Date. If any Event of Default exists, Borrower shall pay to Lender all interest which has accrued on the Class D Loan Amount at the applicable Interest Rate or Default Interest Rate, as applicable, on demand, as such demand may be given from time to time.

(v)               So long as no Event of Default exists, Borrower shall not be required to make payments on the Class E Loan Amount prior to the Class E Maturity Date. If any Event of Default exists, Borrower shall pay to Lender all interest which has accrued on the Class E Loan Amount at the applicable Interest Rate or Default Interest Rate, as applicable, on demand, as such demand may be given from time to time.

(vi)              So long as no Event of Default exists, Borrower shall not be required to make payments on the Class F Loan Amount prior to the Class F Maturity Date. If any Event of Default exists, Borrower shall pay to Lender all interest which has accrued on the Class F Loan Amount at the applicable Interest Rate or Default Interest Rate, as applicable, on demand, as such demand may be given from time to time.

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(vii)             So long as no Event of Default exists, Borrower shall not be required to make payments on the Class G Loan Amount prior to the Class G Maturity Date. If any Event of Default exists, Borrower shall pay to Lender all interest which has accrued on the Class G Loan Amount at the applicable Interest Rate or Default Interest Rate, as applicable, on demand, as such demand may be given from time to time.

(b)               Payment at Maturity. On February 14, 2024 (the “Class A Maturity Date”), the entire then outstanding Class A Loan Amount, together with all accrued but unpaid interest thereon, and all other sums owed hereunder relating thereto shall be due and payable in full in cash without further notice or demand. On February 14, 2024 (the “Class B Maturity Date”), the entire then outstanding Class B Loan Amount, together with all accrued but unpaid interest thereon, and all other sums owed hereunder relating thereto shall be due and payable in full in cash without further notice or demand. On February 14, 2024 (the “Class C Maturity Date”), the entire then outstanding Class C Loan Amount, together with all accrued but unpaid interest thereon, and all other sums owed hereunder relating thereto shall be due and payable in full in cash without further notice or demand. On February 14, 2024 (the “Class D Maturity Date”), the entire then outstanding Class D Loan Amount, together with all accrued but unpaid interest thereon, and all other sums owed hereunder shall be due and payable in full in cash without further notice or demand. On February 14, 2024 (the “Class E Maturity Date”), the entire then outstanding Class E Loan Amount, together with all accrued but unpaid interest thereon, and all other sums owed hereunder shall be due and payable in full in cash without further notice or demand. On February 14, 2024 (the “Class F Maturity Date”), the entire then outstanding Class F Loan Amount, together with all accrued but unpaid interest thereon, and all other sums owed hereunder shall be due and payable in full in cash without further notice or demand. On February 14, 2024 (the “Class G Maturity Date” and together with the Class A Maturity Date, the Class B Maturity Date, the Class C Maturity Date, the Class D Maturity Date, the Class E Maturity Date and the Class F Maturity Date, as applicable, the “Maturity Date”) the entire then outstanding Loan Amount, together with all accrued but unpaid interest thereon, and all other sums owed hereunder shall be due and payable in full in cash without further notice or demand.

(c)                Prepayment. Borrower may pay this Note (in whole or in part) prior to the Maturity Date at any time and from time to time and without the payment of any prepayment premium or penalty. In the event of any prepayment of less than the full amount of this Note, such prepayment shall be applied ratably to each of the Class A Loan Amount, the Class B Loan Amount, the Class C Loan Amount, the Class D Loan Amount, the Class E Loan Amount, the Class F Loan Amount and the Class G Loan Amount.

(d)               Payments. All payments made by Borrower to Lender hereunder shall be made at the address set forth above, or at such other address as specified by Lender in writing, without deduction or offset for or on account of any present or future taxes, duties or other charges levied or imposed on this Note or the proceeds hereof, or upon Borrower or Lender by any government, or any instrumentality, authority or political subdivision thereof. Borrower agrees, upon the request of Lender, to pay all such taxes, duties and other charges in addition to principal and interest on this Note, exclusive of United States income taxes and applicable income taxes of any state. All payments received on account of this Note shall be applied to the payment of the following obligations of Borrower in the following order: (i) to indebtedness secured by the Security Instrument, other than the Loan Amount and the accrued interest due thereon; (ii) to payment of Late Charges (defined below); (iii) to interest at the Interest Rate (as increased by the Default Interest Rate, if applicable) which is then due and payable; and (iv) the remainder, if any, shall be applied ratably to the Loan Amount. Notwithstanding the foregoing, any payments received during any period of time that an Event of Default exists under this Note or the Security Instrument or following acceleration, or otherwise after the applicable Maturity Date if the applicable Loan Amount and all interest accrued thereon is not paid, shall be applied in such manner as Lender may determine in its sole and absolute discretion.

4.	Assignment. This Note and the obligations hereunder may not be assigned by Borrower without the prior written consent of Lender.

5.	Successors and Assigns. Any reference to Lender herein shall be deemed to include the successors and assigns of such Lender, and all covenants, promises, and agreements by or on behalf of Borrower that are contained in this Note shall bind and inure to the benefit of the successors and assigns of such Lender and to any future holders of this Note, whether or not such persons expressly become parties hereto.

6.	Late Charge. A late charge equal to five percent (5%) of each installment or other payment under this Note, which is not paid on or before the date the same is due, shall be due and payable by Borrower to Lender in order to defray part of the cost of collection (the “Late Charge”). Such Late Charge shall accrue without notice or demand and shall be due and payable on the day after any such applicable payment is due. The payment of any such Late Charge will not affect the rights of Lender to pursue any remedies available to it.

7.	Costs of Enforcement. In the event that this Note is placed in the hands of an attorney-at-law for collection after maturity, or upon the occurrence of an Event of Default, or in the event that proceedings at law, in equity, or bankruptcy, receivership or other legal proceedings are instituted or threatened in connection herewith, or if Lender is made a party to any such proceeding, or in the event that this Note is placed in the hands of an attorney to enforce any of the rights or requirements contained in the Security Instrument, Borrower hereby agrees to pay all reasonable costs of collecting or attempting to collect this Note, or any costs of protecting or enforcing such rights, including, without limitation, reasonable attorneys’ fees (whether or not suit is brought), in addition to the Loan Amount, interest and other amounts payable hereunder, all of which shall be secured by the Security Instrument.

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8.	Default and Remedies. The following shall constitute an “Event of Default” hereunder:

(a)               Borrower’s failure to pay any amounts owed hereunder or under the Security Instrument (other than the payments due on the Maturity Date) on or before the date which is ten (10) days after the date the same is due;

(b)               Borrower’s failure to pay all amounts due and owing on the applicable Maturity Date;

(c)                A petition is filed or any case, proceeding or other action is commenced against Borrower, seeking to have an order for relief entered against it as debtor or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or other relief under any law relating to bankruptcy, insolvency, arrangement, reorganization, receivership or other debtor relief under any law or statute of any jurisdiction whether now or hereafter in effect and such petition, case, proceeding, action, order, judgment or decree shall not be dismissed within ninety (90) days after being commenced;

(d)               A default, beyond all applicable notice and cure periods, has occurred under any other indebtedness or obligation of Borrower in excess of $10,000 individually or $25,000 in the aggregate; or

(e)                Borrower’s failure to perform any non-monetary obligation under this Note or the Security Instrument and such failure continues for a period of thirty (30) days after Borrower’s receipt of written notice from Lender, or such longer period as may be reasonably required (not to exceed ninety (90) days) so long as Borrower commences to cure such failure within such thirty (30) day period and diligently prosecutes the same to completion.

Following the occurrence of an Event of Default, Lender shall be entitled to exercise the rights and remedies available at law or in equity, including, without limitation, exercising any rights and remedies under the Security Instrument. In addition, without limiting any other rights or remedies available to Lender, at the option of Lender, the Loan Amount shall immediately become due and payable without notice, and the Security Instrument given to secure the payment of this Note may be foreclosed.

9.	Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the following addresses:

To Borrower:	Dimicron, Inc.
1186 South 1680 West
Orem, Utah 84058

To Lender:	Dimicron, Lenders, LLC
1186 South 1680 West
Orem, Utah 84058

10.	Waivers. To the extent permitted by applicable law, Borrower and all endorsers, guarantors and all persons liable or to become liable on this Note waive :(a) presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note; (b) all applicable appraisal, valuation and exemption rights;(c) consent to any and all renewals and extensions in the time of payment hereof; and (d) the right to trial by jury in any litigation in which Lender and Borrower, endorsers, guarantors or any persons liable or to become liable under this Note are adverse parties.

11.	Controlling Law. This Note and all matters related hereto shall be governed, construed, and interpreted strictly in accordance with the laws of the State of Utah, without regard to its principles of conflicts of law.

12.	Purpose of Loan. Borrower represents and warrants that this Note evidences a loan made to Borrower for the purpose of carrying on businesses or commercial enterprises and the proceeds therefrom will not be used for any household, personal, or family purposes.

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13.	Limit of Validity. The provisions of this Note and of all agreements between Borrower and Lender, whether now existing or hereafter arising, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid (“Interest”), to Lender for the use, forbearance, or retention of the money loaned under this Note exceed the maximum amount permissible under the laws of the State of Utah (the “Applicable Law”). If, from any circumstance whatsoever, performance or fulfillment of any provision hereof or of any agreement between Borrower and Lender shall, at the time performance or fulfillment of such provision shall be due, exceed the limit for Interest prescribed by Applicable Law or otherwise transcend the limit of validity prescribed by Applicable Law, then ipso facto the obligation to be performed or fulfilled shall be reduced to such limit and if, from any circumstance whatsoever, Lender shall ever receive anything of value deemed Interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive Interest shall be applied to the reduction of the principal balance owing under this Note in the inverse order of its maturity (whether or not then due) or at the option of Lender be paid over to Borrower, and not to the payment of Interest. All Interest (including any amounts or payments deemed to be Interest) paid or agreed to be paid to Lender shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal balance of this Note so that the Interest thereof for such full period will not exceed the maximum amount permitted by Applicable Law.

14.	Time is of the Essence. Time is of the essence hereof and of every payment, obligation or duty to be performed or paid on the part of Borrower.

15.	Joint and Several Liability. In the event Borrower consists of more than one person or entity, the obligations of Borrower shall be joint and several with respect to each such person or entity.

16.	Captions; Section References. The captions to the Sections of this Note are for convenience only and shall not be deemed part of the text of the respective Sections and shall not vary, by implication or otherwise, any of the provisions of this Note. References to a “Section” in this Note shall be deemed to refer to the correspondingly numbered Section of this Note unless the context clearly refers to another instrument, document or agreement.

17.	Bankruptcy Reorganization. For purposes of any reorganization plan under the United States Bankruptcy Code including, without limitation, Chapters 11 and 13 thereof, and Bankruptcy Code Sections 1123 and 1322, any cure contemplated by any such reorganization plan shall require the full payment of all accrued and unpaid interest due under this Note at the applicable Interest Rate (as increased by the Default Interest Rate, as applicable) and all other sums due pursuant to this Note or arising under or secured by the Security Instrument.

18.	Conversion.

(a)                Optional Conversion. At any time that a portion of the Class A Loan Amount, the Class C Loan Amount, the Class D Loan Amount, the Class E Loan Amount, the Class F Loan Amount or the Class G Loan Amount (collectively, the “Convertible Loan Amount”) is outstanding, all, or any part of, the Convertible Loan Amount and accrued interest on the Convertible Loan Amount shall be convertible at the option of Lender, from time to time, into common shares of Borrower at a price of:

(i)                with respect to the portion of the Convertible Loan Amount constituting the Class A Loan Amount, $0.28 per share;

(ii)               with respect to the portion of the Convertible Loan Amount constituting the Class C Loan Amount, $0.29 per share;

(iii)              with respect to the portion of the Convertible Loan Amount constituting the Class D Loan Amount, $0.36 per share;

(iv)              with respect to the portion of the Convertible Loan Amount constituting the Class E Loan Amount advanced prior to November 16, 2018, $0.42 per share;

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(v)               with respect to that portion of the Convertible Loan Amount constituting the Class F Loan Amount advanced between November 16, 2018 to October 30, 2019, $0.20 per share;

(vi)              with respect to that portion of the Convertible Loan Amount constituting the Class F Loan Amount advanced between October 31, 2019 to November 30, 2019, $0.40 per share;

(vii)             with respect to that portion of the Convertible Loan Amount constituting the Class F Loan Amount advanced on or after December 1, 2019, $0.55 per share; or

(viii)            with respect to the portion of the Convertible Loan Amount constituting the Class G Loan Amount, $0.40 per share.

In addition, before Lender shall be entitled to convert any portion of the Convertible Loan Amount into shares of common stock under this Section 18(a), Lender shall give written notice to Borrower at its principal corporate office, of the election to convert the same pursuant to this Section, and shall state therein the amount of the unpaid Convertible Loan Amount and interest accrued thereon to be converted and the name or names in which the certificate or certificates for shares of common stock are to be issued. Borrower shall, as soon as practicable thereafter, issue and deliver at such office to Lender a certificate or certificates for the number of shares of common stock to which Lender shall be entitled upon conversion (bearing such legends as are required under applicable state and federal securities laws in the opinion of counsel to Borrower), and any other securities and property to which Lender is entitled upon such conversion under the terms of this Note, including a check payable to Lender for any cash amounts payable as described in Section 18(b). The conversion shall be deemed to have been made immediately prior to the close of business on the date Borrower receives written demand for the conversion, and the persons or entities entitled to receive the shares of common stock upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of such date. In case Borrower shall not at the time of exercise of conversion into common stock have sufficient authorized but unissued common stock to honor the conversion of the Convertible Loan Amount as outlined above, Borrower shall give notice to Lender and then shall have sixty (60) days in which to seek to amend its charter documents so as to provide for an adequate number of shares of common stock, and Lender hereby covenants to vote in favor of such an amendment to the extent Lender is entitled to vote thereon. If after such sixty (60) day period Borrower still does not have sufficient authorized but unissued shares of common stock, Lender may declare an Event of Default and/or demand immediate repayment in cash of all outstanding principal and interest due under this Note, or in the sole election of Lender, Borrower shall pay to Lender such economic benefits as would have accrued to Lender if the number of shares of common stock issuable to Lender or the number of shares of common stock issuable on conversion thereof had been issued to Lender.

(b)               Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of the Convertible Loan Amount. In lieu of Borrower issuing any fractional shares to Lender upon the conversion of the Convertible Loan Amount, Borrower shall pay to Lender an amount equal to the product obtained by multiplying the conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, Borrower shall pay to Lender any interest accrued on the amount converted and on the amount to be paid to Borrower pursuant to the previous sentence.

(c)                Compliance with Securities Laws. Notwithstanding the foregoing, Lender may not convert the Convertible Loan Amount unless at the time of conversion a registration statement registering the shares issued upon such conversion is effective under the Securities Act of 1933, as amended (and together with the rules and regulations promulgated thereunder, collectively, the “Securities Act”), or the issuance of the shares is exempt from such registration requirement and exempt from the application of the registration requirements of the Securities Act.

(d)               Stock Fully Paid; Reservation of Shares. All shares that may be issued upon the conversion of all or a portion of the Convertible Loan Amount shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. Borrower hereby covenants and agrees that at all times during the period the Convertible Loan Amount is outstanding it shall reserve from its authorized and unissued common stock for issuance and delivery upon conversion of the Convertible Loan Amount such number of shares of its common stock as shall be required for issuance and delivery upon the conversion.

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19.	Adjustment of Exercise Price and Number of Shares. The number of shares issuable upon the conversion of the Convertible Loan Amount and the conversion price of such shares shall be subject to adjustment from time to time upon the happening of any of the following events after the date of this Note:

(a)                Subdivision or Combination of Common Stock. If Borrower at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, or combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the number of shares issuable on conversion of all or a portion of the Convertible Loan Amount immediately prior thereto shall be adjusted so that Lender shall be entitled to receive the kind and number of shares or other securities of Borrower which it would have owned or have been entitled to receive after the happening of any of the events described above had such portion of the Convertible Loan Amount been converted immediately prior to the happening of such event or any record date with respect thereto. If Lender is entitled to receive shares of two or more classes of capital stock of Borrower pursuant to the foregoing upon conversion of all or a portion of the Convertible Loan Amount, Borrower shall determine the allocation of the adjusted conversion price between the classes of capital stock. After such allocation, the conversion privilege and the conversion price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to common stock. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. Such adjustment shall be made successively whenever such a subdivision, combination or reclassification is made.

20.	No Novation. This Note merely amends, restates and consolidates the Ninth Amended and Restated Note and does not constitute a novation of the Ninth Amended and Restated Note.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has caused this Tenth Amended, Restated and Consolidated Convertible Promissory Note to be executed on the day and year first above written.

BORROWER:

Accepted and Agreed:

LENDER:

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